Exhibit 99.1

Flexsteel Industries, Inc. Reports Fiscal Fourth Quarter and Full Year 2021 Results

Dubuque, Iowa – August 23, 2021 – Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers and online marketers of residential furniture products in the United States, today reported fourth quarter and full year fiscal 2021 results.

Highlights for the Fourth Quarter and Full Year Ended June 30, 2021

•

Net sales for the quarter increased 110% to $136.2 million compared to $64.8 million in the prior year quarter.  For the year, net sales increased 30.5% to $478.9 million compared to $366.9 million in the prior year.

•	Organic net sales[1], excluding discontinued Vehicle Seating and Hospitality product lines, increased by 123% for the fourth quarter and 43% for the year.
•	Record retail home furnishings backlog of $152 million as of June 30, 2021, up 238.3% versus the prior year driven by strong retail order growth of 85% for the year.
•	Gross margin increased to 19.4% for the fourth quarter and 20.2% for the year compared to 9.2% in the prior year quarter and 14.5% for the prior year.
•	GAAP net income per diluted share of $0.81 for the current quarter and $3.09 for the current year compared to net loss of ($3.23) in the prior year quarter and ($3.37) in the prior year.
•	Non-GAAP[1] net income per diluted share of $0.61 for the quarter and $2.99 for the year. compared to net loss of ($0.19) in the prior year quarter and ($0.72) in the prior year.
•	Share repurchases of $1.3 million for the quarter and $29.8 million during the year.

1GAAP to non-GAAP reconciliations follow the financial statements in this press release

Management Commentary

“Despite ongoing industry challenges related to supply chain, we executed well and delivered on continued strong demand for home furnishings products during our fourth quarter and full year as we reported sales growth of 110% and 30.5% for the quarter and year, and organic sales growth of 123% and 43% compared to the prior year quarter and fiscal year, with growth in virtually all product categories,” said Jerry Dittmer, President and CEO of Flexsteel Industries. “We are competing well and gaining market share.  We’ve been building growth momentum throughout fiscal 2021 and finished the year strong.  Fourth quarter sales of $136.2 million grew 15% sequentially from third quarter sales of $118.4 million, and it was our highest sales quarter for the fiscal year.  Our growth trajectory is robust, and we intend to continue this momentum into fiscal 2022.”

“Fiscal 2021 was a year of significant challenges but also many successes, and I’m especially proud of and grateful for our team of dedicated employees.  Their resilience in the face of numerous obstacles presented by COVID-19 and unprecedented global supply chain disruptions was outstanding.  Even with these hurdles, our team delivered record sales of home furnishings products and a record adjusted earnings per share of $2.99.  At the same time, we made notable strides in advancing our strategic agenda and building a resilient foundation for long-term profitable growth.  We strengthened talent and culture, including the addition of three new executive team members to accelerate our success in e-commerce, new business development, and global supply chain operations. We continued to modernize our systems and processes and successfully upgraded our SAP system and converted our financial systems to SAP without any disruption to the business.  We took meaningful steps to expand our supply chain capacity by developing new partnerships to support both domestic and global transportation, adding an additional manufacturing plant in Juarez, Mexico, and broadening our global supply base.  We strengthened our digital capabilities and launched our first direct-to-consumer website, www.homestyles-furniture.com, and relaunched our Flexsteel website, www.flexsteel.com, with an improved user experience and significant digital assets.  Also, we created a new dedicated executive role and team to accelerate our initiative of meaningfully improving our customers’ experience.”

Mr. Dittmer continues, “Given my confidence in our team and our strong growth momentum, we enter fiscal 2022 well positioned to continue profitable growth.  We begin the new fiscal year with a record retail home furnishings backlog of $152 million and are aggressively working plans and investments to expand capacity to both fulfill the current backlog and support future growth.  Our third and newest manufacturing plant in Juarez, Mexico recently started operations with limited production but will ramp up quickly throughout the year as poly foam availability improves.  Additionally, we recently entered into an agreement to secure a fourth leased building in Mexico to expand manufacturing.  Construction for the new 507,800 square foot facility located in Mexicali will begin immediately, and we hope to take possession by June 2022.  By the end of calendar year 2021, we also expect to start a new distribution center on the east coast to better service our customers in that region and to handle increased inventory levels to support growth.  Our inventory position relative to our competition was a clear advantage in fiscal 2021, and we intend to maintain that strength.  We’ve remained aggressive with purchasing and our inventory ended fiscal 2021 at $161 million, of which $62 million was in-transit to our distribution centers.  As a result, we estimate our in-stock position to improve significantly in our first quarter which we expect will subsequently spur additional growth.  With most of southern Vietnam in COVID-19 lockdown currently, furniture production there has plummeted in the short-term, and the strength of our inventory position could be a large advantage if COVID-19 shutdowns in Asia expand or are extended.  In summary, we’re enthusiastic about the long-term growth opportunities for the Company, and we are making the right strategic investments now to realize our growth potential.”

“While our growth outlook is promising, there are a multitude of significant global supply chain headwinds which we are navigating in the short-term and may create choppiness in our first half profit results for fiscal 2022.  First, ocean container availability has improved in recent months, but ocean container rates have continued their relentless climb.  Containers coming from Vietnam and China to our largest US distribution center, which previously cost $3,000 to $4,000 before COVID-19, rose to $10,000 in May and subsequently surged to $20,000 levels in August.  Containers coming from Thailand and Indonesia are now surpassing $22,000.  While we take appropriate actions to pass along these increased costs to the market if we can, there is an inherent time lag in price realization which we expect to put material pressure on gross margins near-term.  Second, ancillary charges associated with ocean containers, such as demurrage and detention, are escalating to unreasonable levels.  The significant reduction in ‘free days’ allowed by shipping lines has been further exacerbated by the unavailability of labor.  The lack of truck drivers and warehouse workers available to pick-up, unload, and return containers combined with minimal ‘free days’ have intensified ancillary charges.  Third, material availability, specifically for poly foam, remains constrained, and it’s not clear if we’ll see significant improvement before calendar year 2022.  Fourth, the recent resurgence of COVID-19, led by the spread of the Delta variant, has unknown and potentially substantial consequences.  Extended shutdowns related to COVID-19 in Asia could bring a halt to the flow of sourced products for the industry.  Similar events in the US could be highly disruptive to our manufacturing and distribution operations. Fifth and lastly, cost inflation remains a prominent risk.  We realized major cost increases the past fiscal year in virtually all our raw materials and finished goods as well as labor and domestic transportation.  Continued imbalances between supply and demand for these resources may continue to exert upward pressure on costs.  In response to all these factors, we continue to prudently manage discretionary SG&A expenditures to partially offset the gross margin pressures until price realization catches up to cost increases and supply chain disruptions are alleviated.”

Mr. Dittmer concludes,  “Our team isn’t deterred by the near-term supply chain challenges impacting our industry which we view as transitory.  The agility of our Company to rapidly respond to changing external conditions is a strength, and one we will continue to leverage to gain share even in times of industry disruption.  We will continue to build on our strong growth momentum, focus on long-term opportunities for aggressive growth, invest strategically in our business to improve our customers’ experience, expand our digital and e-commerce capabilities, build our brands, and drive product innovation relevant to the market.  The future of the company remains as promising as ever, and we are confident in our ability to create value for our customers, employees, partners and shareholders.”

Operating Results for the Fourth Quarter Ended June 30, 2021

Net sales were $136.2 million for the fourth quarter compared to net sales of $64.8 million in the prior year quarter, an increase of $71.4 million, or 110.1%. The increase was driven by growth in home furnishings products sold through retail stores of $78.5 million, or 195.6%, versus the prior year quarter.  The increase in retail was partially offset by a decrease in homestylesTM products sold through e-commerce channels of $3.3 million, or 16.3%, and the Company’s exit of the Vehicle Seating and Hospitality product lines of $3.8 million versus the prior year fourth quarter of fiscal 2020.  Growth in retail sales was especially strong in comparison to the prior year quarter when COVID-19 adversely impacted sales due to retail store shutdowns.  In contrast, e-commerce sales were softer in comparison to the prior year quarter when online sales increased by 86% versus the prior year due to COVID-19 related retail store shutdowns.

The Company reported net income of $5.8 million, or $0.81 per diluted share, for the quarter ended June 30, 2021, compared to net loss of $25.7 million, or ($3.23) per diluted share, in the prior year quarter. The reported net income for the quarter ended June 30, 2021, included a $0.7 million pre-tax restructuring expense primarily for facility closures as part of the previously announced comprehensive transformation program and a $2.0 million reduction in tax expense due to the remeasurement of valuation allowances primarily related to deferred tax assets. Excluding these items (see attached non-GAAP disclosure), the Company reported adjusted net income of $4.4 million, or $0.61 per diluted share, as compared to adjusted net loss of $1.5 million, or ($0.19) per diluted share, in the fourth quarter of fiscal year 2020.

Gross margin as a percent of net sales increased 10.2 percentage points to 19.4% compared to 9.2% for the prior year quarter. The 10.2 percentage points increase in gross margin was primarily due to structural cost reductions, operational efficiencies, fixed cost leverage due to higher sales volume as compared to the prior year quarter, and lower inventory reserve due to demand.

Selling, general and administrative (SG&A) expenses decreased to 13.7% of net sales in the fourth quarter of fiscal 2021 compared with 25.9% of net sales in the prior-year quarter. The 12.2 percentage points decline compared to the prior year quarter was driven by 340 basis points in unusual items, including 40 basis points of lower bad debt expenses, 210 basis points related to prior year lease impairments, and 90 basis points for prior year COVID-19 related costs, with the remaining 880 basis point decline primarily due to effective cost management and cost leverage gained from higher sales.

The Company reported tax expense of $1.3 million, or an effective rate of 17.7%, during the fourth quarter compared to a $5.6 million tax benefit, or an effective rate of 17.8%, in the prior year quarter.  The effective tax rate in the fourth quarter included a $2.0 million tax reduction, or an impact of $0.28 per diluted share, related to the remeasurement of valuation allowances primarily on deferred tax assets.  For the fiscal year 2021, the effective tax rate was 26.8%.  The effective tax rate for the fiscal year ending June 30, 2022 is expected to be in the range of 26% to 27%.

Restructuring Update

During the quarter, the Company incurred $0.7 million of restructuring expense primarily due to on-going facility and transition costs as part of the Company’s previously announced comprehensive transformation program. The Company incurred a total of approximately $3.5 million in restructuring expenses during fiscal 2021.  For fiscal 2022, the Company forecasts restructuring expense of $0.5 million to $0.8 million, primarily for ongoing facility costs related to properties currently held for sale.

Liquidity

The Company ended the quarter with a cash balance of $1.3 million and working capital (current assets less current liabilities) of $128.8 million, and $3.5 million balance on its secured line of credit.  The Company is currently working with a major global bank to increase its borrowing capacity to $85 million.  The expanded credit line is expected to fund increased working capital, primarily inventory, needed to support the Company’s goals for aggressive, profitable long-term growth.  The new credit agreement is expected to be executed by September 2021.

Capital expenditures for the year ended June 30,  2021, were $2.6 million.

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Tuesday, August 24, 2021, at 8:00 a.m. Central Time to discuss the results and answer questions.

•	Live conference call: 866-777-2509 (domestic) or 412-317-5413 (international)
•	Conference calls replay available through August 31, 2021: 877-344-7529 (domestic) or 412-317-0088 (international)
•	Replay access code: 10159362
•	Live and archived webcast: ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10159362/ec2ad71604 and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries is one of the largest manufacturers, importers and online marketers of furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, the impact of the COVID-19 pandemic and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	June 30,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,342	$48,197
Trade receivables, net	55,986	32,217
Inventories	161,125	70,565
Other	9,421	18,535
Assets held for sale	666	12,329
Total current assets	228,540	181,843

NONCURRENT ASSETS:
Property, plant and equipment, net	39,783	43,312
Operating lease right-of-use assets	27,057	8,683
Other	1,399	3,421

TOTAL ASSETS	$296,779	$237,259
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$67,773	$27,747
Accrued liabilities	31,978	25,715
Total current liabilities	99,751	53,462

LONG-TERM LIABILITIES	29,060	8,292
Total liabilities	128,811	61,754

SHAREHOLDERS' EQUITY	167,968	175,505

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$296,779	$237,259

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net sales	$136,172	$64,808	$478,925	$366,926
Cost of goods sold	109,759	58,874	382,195	313,873
Gross margin	26,413	5,934	96,730	53,053
Selling, general and administrative	18,599	16,764	67,977	72,442
Restructuring expense	698	20,774	3,422	34,222
(Gain) loss on disposal of assets	—	53	(5,881)	(19,216)
Litigation settlement costs	12	—	12	—
Operating income (loss)	7,104	(31,657)	31,200	(34,395)
Other income (expense):
Other income	7	392	277	720
Interest (expense)	(10)	(66)	(10)	(82)
Total other income (expense)	(3)	326	267	638
Income (loss) before income taxes	7,101	(31,331)	31,467	(33,757)
Income tax expense (benefit)	1,260	(5,590)	8,419	(6,913)
Net income (loss)	$5,841	$(25,741)	$23,048	$(26,844)
Weighted average number of common shares outstanding:
Basic	6,850	7,960	7,200	7,956
Diluted	7,177	7,960	7,468	7,956
Earnings (loss) per share of common stock
Basic	$0.85	$(3.23)	$3.20	$(3.37)
Diluted	$0.81	$(3.23)	$3.09	$(3.37)

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	For the years ended June 30,
	2021	2020
OPERATING ACTIVITIES:
Net income (loss)	$23,048	$(26,844)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	5,210	8,370
Deferred income taxes	2,111	5,453
Stock-based compensation expense	3,738	4,877
Changes in provision for losses on accounts receivable	1,470	1,520
Change in reserve for VAT receivable	(237)	(1,998)
Dubuque and Starkville property, plant and equipment impairment	—	17,482
Right-of-use asset impairment	—	2,878
(Gain) on disposition of capital assets	(5,948)	(19,033)
Changes in operating assets and liabilities	(62,084)	25,582
Net cash (used in) provided by operating activities	(32,692)	18,287
INVESTING ACTIVITIES:
Purchases of investments	(47)	(1,689)
Proceeds from sale of investments	46	1,695
Proceeds from sale of capital assets	18,643	20,467
Capital expenditures	(2,580)	(3,688)
Net cash provided by investing activities	16,062	16,785
FINANCING ACTIVITIES:
Dividends paid	(2,622)	(7,022)
Treasury stock purchases	(29,757)	(1,563)
Proceeds from lines of credit	8,500	15,000
Payments on lines of credit	(5,000)	(15,000)
Proceeds from issuance of common stock	94	21
Shares withheld for tax payment on invested shares and options exercised	(1,440)	(558)
Net cash (used in) financing activities	(30,225)	(9,122)
(Decrease) increase in cash and cash equivalents	(46,855)	25,950
Cash and cash equivalents at beginning of period	48,197	22,247
Cash and cash equivalents at end of period	$1,342	$48,197

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted net sales, adjusted net income (loss) and adjusted diluted earnings (loss) per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net sales, net income (loss) or diluted earnings (loss) per share of common stock as a measure of operating performance. A reconciliation of adjusted net sales, adjusted net income (loss) and adjusted diluted earnings (loss) per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net sales to non-GAAP net sales:

The following table sets forth the reconciliation of the Company’s reported GAAP net sales to the calculation of non-GAAP adjusted net sales for the three and twelve months ended June 30, 2021, and 2020:

	Three Months Ended
	June 30,
(in thousands)	2021	2020	$ change	% change
Reported GAAP Net sales	$136,172	$64,808	$71,364	110.1%
Less: discontinued product lines(1)	—	3,776	(3,776)	-100.0%
Non-GAAP Net sales	$136,172	$61,033	$75,140	123.1%

	Twelve Months Ended
	June 30,
(in thousands)	2021	2020	$ change	% change
Reported GAAP Net sales	$478,925	$366,926	$111,999	30.5%
Less: discontinued product lines(1)	—	32,641	(32,641)	-100.0%
Non-GAAP Net sales	$478,925	$334,285	$144,640	43.3%

(1)Represents the exit of the Company’s Vehicle Seating and Hospitality product lines.

Reconciliation of GAAP net  income (loss) to non-GAAP adjusted net income (loss):

The following table sets forth the reconciliation of the Company’s reported GAAP net loss to the calculation of non-GAAP adjusted net (loss) income for the three and twelve months ended June  30,  2021, and 2020:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(in thousands)	2021	2020	2021	2020
Reported GAAP Net income (loss)	$5,841	$(25,741)	$23,048	$(26,844)
Restructuring expense	698	20,774	3,422	34,222
Bad debt expense	—	—	1,314	3,535
Inventory impairment related to restructuring	—	2,965	45	3,241
Litigation settlement costs	12	—	12	—
CFO transition costs	—	152	—	647
Right-of-use asset impairment (leases)	—	2,878	—	2,878
(Gain) loss on disposal of assets	—	53	(5,881)	(19,216)
Tax impact of adjustments(1)	(126)	(4,786)	291	(5,183)
Tax rate change on net operating loss carryback related to CARES Act	—	(2,743)	—	(5,831)
Remeasurement of deferred tax assets and valuation allowance	(2,013)	4,927	97	6,782
Non-GAAP Net income (loss)	$4,412	$(1,521)	$22,348	$(5,769)

(1)Effective tax rate of 17.7% and 17.8% used to calculate the three months ended June 30, 2021 and June 30, 2020, respectively. Effective tax rate of 26.8% and 20.5% used to calculate the twelve months ended June 30, 2021 and June 30, 2020, respectively

Reconciliation of GAAP income (loss) per share of common stock to non-GAAP adjusted earnings (loss) per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP loss per share to the calculation of non-GAAP adjusted (loss) earnings per share for the three and twelve months ended June 30,  2021, and 2020:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Reported GAAP Diluted income (loss) per share	$0.81	$(3.23)	$3.09	$(3.37)
Restructuring expense	0.10	2.61	0.46	4.30
Bad debt expense	—	—	0.18	0.44
Inventory impairment related to restructuring	—	0.37	0.01	0.41
Litigation settlement costs	0.00	—	0.00	—
CFO transition costs	—	0.02	—	0.08
Right-of-use asset impairments (leases)	—	0.36	—	0.36
(Gain) loss on disposal of assets	—	0.01	(0.79)	(2.42)
Tax impact of adjustments(1)	(0.02)	(0.60)	0.04	(0.65)
Tax rate change on net operating loss carryback related to CARES Act	—	(0.34)	—	(0.73)
Remeasurement of deferred tax assets and valuation allowance	(0.28)	0.62	0.01	0.85
Non-GAAP Diluted earnings (loss) per shares	$0.61	$(0.19)	$2.99	$(0.72)

Note: Table above may not foot due to rounding.

(1)Effective tax rate of 17.7% and 17.8% used to calculate the three months ended June 30, 2021 and June 30, 2020, respectively. Effective tax rate of 26.8% and 20.5% used to calculate the twelve months ended June 30, 2021 and June 30, 2020, respectively

Reconciliation of GAAP income (loss) diluted earnings per share of common stock to non-GAAP income (loss) diluted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP income (loss) per diluted share to the calculation of non-GAAP adjusted income (loss) earnings per diluted share for the past ten years:

	FY12	FY13	FY14	FY15	FY16	FY17	FY18	FY19	FY20	FY21
	Twelve Months Ended 6/30/12	Twelve Months Ended 6/30/13	Twelve Months Ended 6/30/14	Twelve Months Ended 6/30/15	Twelve Months Ended 6/30/16	Twelve Months Ended 6/30/17	Twelve Months Ended 6/30/18	Twelve Months Ended 6/30/19	Twelve Months Ended 6/30/20	Twelve Months Ended 6/30/21

GAAP Diluted Earnings Per Share	$1.86	$1.80	$2.00	$2.89	$3.12	$3.02	$2.23	$(4.13)	$(3.37)	$3.09
Restructuring expense	-	-	-	-	-	-	-	1.27	4.30	0.46
ERP impairment	-	-	-	-	-	-	-	2.70	-	-
Bad debt expense	-	-	-	-	-	-	-	-	0.44	0.18
Executive transition costs	-	0.17	-	-	-	-	-	-	-	-
CEO transition costs	-	-	-	-	-	-	-	0.26	-	-
CFO transition costs	-	-	-	-	-	-	-	-	0.08	-
Inventory impairment related to restructuring	-	-	-	-	-	-	-	0.97	0.41	0.01
Right-of-use asset impairment (leases)	-	-	-	-	-	-	-	-	0.36	-
Defined benefit plan termination	-	-	-	-	-	-	-	0.31	-	-
Environmental remediation	-	-	-	-	-	-	0.45	-	-	-
Gain on sale of life insurance policies	-	-	-	(0.10)	(0.04)	-	-	-	-	-
(Gain) loss on disposal of assets	-	-	-	-	-	-	(0.23)	-	(2.42)	(0.79)
Litigation settlement costs	-	-	0.83	(0.03)	(0.29)	(0.15)	-	0.06	-	-
Tax impact of adjustments(1)	-	(0.06)	(0.31)	0.05	0.12	0.05	(0.07)	(1.31)	(0.65)	0.04
Tax rate change on operating loss carryback related to CARES Act.	-	-	-	-	-	-	-	-	(0.73)	-
Remeasurement of deferred tax assets and valuation allowance	-	-	-	-	-	-	-	-	0.85	0.01
Non-GAAP Diluted Earnings Per Share	$1.86	$1.90	$2.52	$2.81	$2.91	$2.92	$2.39	$0.13	$(0.72)	$2.99

(1) Effective tax rate per year:	36.8%	37.0%	37.0%	37.3%	36.1%	36.7%	29.7%	23.5%	20.5%	26.8%

INVESTOR CONTACT:

Derek Schmidt, Flexsteel Industries	563-585-8383
investors@flexsteel.com